Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of HSBC Funds of our reports dated December 21, 2017, relating to the financial statements and financial highlights, which appear in the HSBC Opportunity Fund, HSBC U.S. Government Money Market Fund, HSBC U.S. Treasury Money Market Fund, HSBC Emerging Markets Debt Fund, HSBC Frontier Markets Fund, HSBC Asia ex-Japan Smaller Companies Equity Fund, HSBC Global High Yield Bond Fund, HSBC Euro High Yield Bond Fund (USD Hedged) and HSBC Global High Income Bond Fund’s Annual Reports on Form N-CSR for the year ended October 31, 2017. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, NY
February 27, 2018